EX. 99-2  UNAUDITED INTERIM FINANCIAL STATEMENTS

                   Software Connections, Inc.
                          Balance Sheet
                       September 30, 2000
                           (Unaudited)


ASSETS

Current assets:
  Cash and cash equivalents                              $   36,099
  Trade accounts receivable,net of no allowance
  for doubtful accounts                                   1,596,544
  Other current assets                                       48,161
                                                          ----------
      Total current assets                                1,680,804

Property and equipment, net                                  70,084
                                                          ----------
TOTAL ASSETS                                             $1,750,888
                                                          ==========

LIABILITIES AND STOCKHOLDERS' DEFICIT

Current liabilities:
Accounts payable and accrued expenses                    $2,604,618

Taxes payable                                               888,000
Accounts payable to a related party                         243,229
Deferred revenue                                            339,971
Note payable                                                249,601
                                                          ----------
      Total current liabilities                           4,325,419

Stockholders' deficit:
Common stock, $1.00 par value; 100,000 shares authorized;
10,000 shares issued and outstanding                         10,000
Accumulated deficit                                      (2,584,531)
                                                         -----------
Total stockholders' deficit                              (2,574,531)

TOTAL LIABILITIES AND STOCKHOLDERS' DEFICIT              $1,750,888
                                                         ===========

     See the accompanying notes to the financial statements.

                   Software Connections, Inc.
                    Statements of Operations
      For the Nine Months Ended September 30, 2000 and 1999
                           (Unaudited)


                                                 2000         1999
                                             -----------  -----------
Revenues:
   Hardware and system sales                  $2,266,033  $3,004,662
   Software sales                                880,255   2,202,415
   Installation,maintenance & other revenue    1,196,940   1,435,230
                                             ------------  ----------
      Total revenues                           4,343,228   6,642,307
                                             ------------  ----------

Costs and expenses:
Cost of sales                                  1,513,462   1,159,416
Selling, general, and administrative           3,193,382   4,576,665
Depreciation                                      62,129      91,882
                                             ------------  ----------
      Total costs and expenses                 4,768,973   5,827,963
                                             ------------  ----------

Income (loss) from operations                   (425,745)    814,344

Interest expense                                 (58,475)     (6,908)

Income (loss) before provision for income taxes (484,220)    807,436

Provision for income taxes                             -           -
                                             ------------  ----------
Net income (loss)                            $  (484,220)   $807,436
                                             ============  ==========

Per share information:

Weighted average shares outstanding -
basic and fully diluted                           10,000      10,000
                                             ============  ==========
Net income (loss) per share -
basic & fully diluted                         $   (48.42)   $  80.74
                                             ============  ==========
     See the accompanying notes to the financial statements.

                   Software Connections, Inc.
                    Statements of Cash Flows
      For the Nine Months Ended September 30, 2000 and 1999
                           (Unaudited)


                                                  2000        1999
                                               ----------   ---------
Net  cash  provided by (used in)
 operating activities                           $(120,623)   $226,560
                                               ----------   ---------

CASH FLOWS FROM INVESTING ACTIVITIES
Acquisition of property and equipment             (48,784)          -
                                               ----------   ---------
Net cash used in investing activities             (48,784)          -
                                               ----------   ---------
CASH FLOWS FROM FINANCING ACTIVITIES
Increase in payables to related party             162,210      90,195
Repayment of notes payable                        (62,029)          -
                                               ----------   ---------

Net cash provided by financing activities         100,181      90,195
                                               ----------   ---------

Net  increase (decrease) in cash and cash
 equivalents                                      (69,226)    316,755
Cash  and  cash equivalents, beginning  of
 year                                             105,325     374,431
                                               ----------   ---------
Cash and cash equivalents, end of year            $36,099    $691,186
                                               ===========  =========


     See the accompanying notes to the financial statements.

Note 1.   Basis Of Presentation

The accompanying unaudited financial statements have been prepared in accordance with generally accepted accounting principles ("GAAP") for interim financial information and Item 310(b) of Regulation S-B. They do not include all of the information and footnotes required by GAAP for complete financial statements. In the opinion of management, all adjustments (consisting only of normal recurring adjustments) considered necessary for a fair presentation have been included. The results of operations for the periods presented are not necessarily indicative of the results to be expected for the full year. For further information, refer to the financial statements of the Company as of December 31, 1999 and for the two years then ended including notes thereto included elsewhere in this filing.

Note 2.   Earnings Per Share

The Company calculates net income (loss) per share as required by Statement of Financial Accounting Standards No. 128, "Earnings per Share." Basic earnings (loss) per share is calculated by dividing net income (loss) by the weighted average number of common shares outstanding for the period. Diluted earnings (loss) per share is calculated by dividing net income (loss) by the weighted average number of common shares and dilutive common stock equivalents outstanding. Common stock equivalents, if any, are not considered during periods in which their effect would be anti dilutive.

Note 3.   Income Taxes

No provision for income tax has been provided for at September 30, 2000 because of the existence of net operating losses. The provision for income taxes differs from the amount computed by applying the statutory federal income tax rate to income before provision for income taxes. The sources and tax effects of the differences are as follows:

     Income tax provision at the federal statutory rate       35 %
     Effect of operating losses                              (35)%
                                                             -----
                                                               - %
                                                             =====

As of September 30, 2000, the Company has a net operating loss carryforward of approximately $2.5 million for tax purposes, which will be available to offset future taxable income. If not used, this carryforward will expire in 2018 through 2020. The deferred tax asset relating to the operating loss carryforward of approximately $900,000 has been fully reserved at September 30, 2000.

Note 4.   Concentrations

During the 2000 and 1999 periods presented the Company made purchases of hardware and operating systems from IBM Corporation aggregating approximately $2.6 million and $3.8 million, respectively.

In  addition,  IBM  Credit  Corporation finances  the  hardware  and operating systems for a significant portion of the Company's customers. During the 2000 and 1999 periods presented the Company made sales of hardware and operating systems aggregating approximately $1.8 million and $3.0 million, respectively, which were financed by IBM Credit Corporation.

Note 5.   Subsequent Events

On October 20, 2000, the Company and its shareholder entered into an agreement with California Software Corporation ("CSC"), a Nevada corporation whereby CSC purchased from the Company and its shareholder substantially all of the Company's assets and assumed substantially all of the Company's liabilities. CSC agreed to pay to the shareholder a cash payment of $750,000, an earn-out payable over 60 months valued between $625,000 and $2,250,000, subject to certain adjustments, and a note payable valued at $292,500, payable over 36 months. In addition, CSC granted the shareholder a non-qualified stock option to purchase 1 million shares of CSC common stock at the average of the bid and ask price of the CSC common stock on the closing date of the transaction, but in no case more than $2.00 per share.

On October 20, 2000, the Company entered into an employment agreement with its President and Chief Executive Officer. The agreement is for a three year term with the compensation to be paid aggregating a base salary of at least $87,500 per annum. The salary may be adjusted from time to time at the discretion of the Board of Directors.